Salvo Landau Gruen & Rogers
                                 510 Township Line Road
                                       Suite 150
                             Blue Bell, Pennsylvania 19422

                                Telephone: 215/653-0110
                                Telecopier: 215/653-0383
                                     ______________

Stephen  A.  Salvo
ssalvo@salvolandau.com



                                               July 3, 2008





Securities and Exchange Commission
Division of Corporate Finance
100 F Street,  N.E.
Washington D.C.  20549

Re:  WorldWater & Solar Technologies Corp.
     (formerly known as WorldWater & Power Corp.)
     Registration Statement on Form S-1
     SEC File No. 333-152096
     Accession Number: 0001104659-08-043832
     =============================================

Ladies and Gentlemen:

     On behalf of WorldWater & Solar Technologies Corp., please be advised that the above-captioned Registration Statement was filed on July 2, 2008 in accordance with the requirements of the Securities Act of 1933, as amended.

     Please contact me or Eric Silberstein of our office at 215/ 653-0110 with any questions or comments.


                                               Very truly yours,

                                               /s/ Stephen A. Salvo

                                               Stephen A. Salvo